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EXHIBIT 3.5

DEAN HELLER                                           CERTIFICATE OF
SECRETARY OF STATE                                      AMENDMENT
202 CYPRESS STREET                             (PURSUANT TO NRS 78.385 AND
CYPRESS CITY, NEVADA 89701-4308                          78.390)
(775) 684-5708

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              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

                             -- REMIT IN DUPLICATE -


1. Name of Corporation: CGI Solutions, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

         The name of the Corporation is Alternate Energy Corp.

         The outstanding shares of the corporation shall be consolidated on the basis of 2.2 to 1.

         The number of authorized common shares shall be 150,000,000.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 53%.*

4. Officer Signature (Required):

/S                             (SECRETARY)
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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may